Filed pursuant to Rule 424(b)(3)

Registration Number 333-204981

Prospectus Supplement No. 5 (To prospectus dated June 25, 2015)

32,432,432 Shares of Common Stock

VIVEVE MEDICAL, INC.

This Prospectus Supplement No. 5 (the “Prospectus Supplement”) supplements our Prospectus dated June 25, 2015, as supplemented by Prospectus Supplement No. 1 dated July 29, 2015, Prospectus Supplement No. 2 dated August 18, 2015, Prospectus Supplement No. 3 dated November 23, 2015 and Prospectus Supplement No. 4 dated December 11, 2015 (collectively, the “Prospectus”), relating to the offer and sale of up to 32,432,432 shares of common stock, no par value, of Viveve Medical, Inc., a Yukon Territory corporation (the “Company,” “Viveve,” “us,” “our,” or “we”), by the selling stockholders identified on page 26 of the Prospectus.

We are not selling any securities under this Prospectus Supplement and the Prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in the Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this Prospectus Supplement and the Prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on the OTCQB under the symbol “VIVMF”. On December 10, 2015, the last reported sale price of our common stock was $0.805.

 Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2015 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

An investment in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is December 11, 2015.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in the Prospectus, this Prospectus Supplement, and in any other accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in the Prospectus, this Prospectus Supplement or any other prospectus supplement is accurate as of any date other than the date on the front of such documents.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2015 (November 30, 2015)

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Commercial Street

Sunnyvale, California 94086

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 530-1900

No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below).

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ]  Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Square 1 Bank Loan Modification

On November 30, 2015, Viveve, Inc. (“Viveve”), the wholly-owned subsidiary of Viveve Medical, Inc. (the “Company”), entered into an amendment (the “Third Amendment”) to that certain loan and security agreement with Pacific Western Bank as successor in interest by merger to Square 1 Bank (the “Lender”), dated September 30, 2014, as amended on February 19, 2015 and May 14, 2015 (the “Loan Agreement”).

Pursuant to the Third Amendment, the Lender agreed to waive any and all of the performance to plan revenue covenants described in Section 6.7(a) of the Loan Agreement. In addition, the Third Amendment requires Viveve to provide the Lender with a budget and updated projections for Viveve’s 2016 fiscal year approved by its Board of Directors on or before January 10, 2016, instead of on or before January 15, 2016. In addition, Viveve agrees to maintain a balance of unrestricted cash and cash equivalents at the Lender, plus unrestricted cash and cash equivalents at an affiliate of the Lender in an account of at least the amount of all cash advances or any other extension of credit by the Lender under the Loan Agreement then outstanding, monitored on a daily basis.

The description of the Third Amendment is not complete and is subject to and qualified in its entirety by the full text of the Third Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Third Amendment to Loan and Security Agreement, dated November 30, 2015, between Viveve, Inc. and Pacific Western Bank, as successor in interest by merger to Square 1 Bank*

*Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVEVE MEDICAL, INC.

Date: December 4, 2015	By:	/s/ Patricia Scheller
Patricia Scheller
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Third Amendment to Loan and Security Agreement, dated November 30, 2015, between Viveve, Inc. and Pacific Western Bank, as successor in interest by merger to Square 1 Bank*

*Filed herewith

Exhibit 10.1

THIRD AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (the “Amendment”), is entered into as of November 30, 2015, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”) and VIVEVE, INC. (“Borrower”).

RECITALS

Borrower and Bank (as successor in interest by merger to Square 1 Bank) are parties to that certain Loan and Security Agreement dated as of September 30, 2014 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)

Bank hereby waives Borrower’s non-compliance with the Performance to Plan Revenue covenant, as more particularly described in Section 6.7(a) of the Agreement, on or before the date of this Amendment. In addition, Bank and Borrower agree that Borrower shall not be required to achieve the Revenue levels required by Section 6.7(a) for the reporting periods ending November 30, 2015 and December 31, 2015.

2)

Bank and Borrower hereby agree that Borrower shall provide to Bank, on or before January 10, 2016, a budget for Borrower’s 2016 fiscal year approved by Borrower’s Board of Directors. The foregoing deadline shall apply in lieu of the deadlines required in Section 6.2(iii) and Section 6.7(a) of the Agreement. Bank shall use that budget to establish one or more financial covenants, with such covenants being incorporated into the Agreement through an amendment, which Borrower hereby agrees to execute.

3)	A new Section 6.7(d) is hereby added to the Agreement, as follows:

(d)     Minimum Cash at Bank. Borrower shall at all times maintain a balance of unrestricted Cash at Bank, plus unrestricted Cash at a Bank Affiliate in an account subject to a control agreement acceptable to Bank, of at least the amount of all Credit Extensions then outstanding, monitored on a daily basis.

4)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

5)	Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

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6)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

7)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower;

b)	payment of a $1,000 amendment fee, which may be debited from any of Borrower’s accounts;

c)

payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

d)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

VIVEVE, INC.		PACIFIC WESTERN BANK

By:	/s/ Scott Durbin	By:	/s/ Brian Kirkpatrick
Name:	Scott Durbin	Name:	Brian Kirkpatrick
Title:	CFO	Title:	VP

[Signature Page to Third Amendment to Loan and Security Agreement]

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